Exhibit (e)(17)

Distribution Agreement for:

The RBB Fund, Inc.

Effective as of the closing of the sale of PNC Global Investment Servicing Inc. (“PGIS”), the indirect parent of PFPC Distributors, Inc. to THE BANK OF NEW YORK MELLON CORPORATION by THE PNC FINANCIAL SERVICES GROUP, INC., The RBB Fund, Inc. (the “Fund Company”), on behalf of each series thereof (each a “Fund” and collectively, the “Funds”) and BNY Mellon Distributors Inc. (formerly known as PFPC Distributors, Inc.) (the “Distributor”) hereby enter into this Distribution Agreement on terms identical to those of the Distribution Agreement between the parties effective as of January 2, 2001, as supplemented as of July 1, 2002, August 1, 2002, April 30, 2005, August 31, 2005, September 1, 2005, November 26, 2005, October 17, 2006, February 28, 2007, June 1, 2007, December 31, 2007, April 24, 2008, and February 8, 2010 (the Distribution Agreement and the supplements referred to collectively as the “Existing Agreement”) except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this agreement shall continue until August 16, 2011, and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Fund Company’s board of directors or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the directors who are not parties to this agreement and who are not interested persons (as defined in the 1940 Act) of any party to this agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Fund Company’s board of directors, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, or by BNY Mellon Distributors Inc. This agreement may be terminated with respect to one or more Funds, or with respect to the entire agreement. This agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Underwriting Agreement to be executed as of the day and year first above written.

THE RBB FUND, INC.

By:	/s/ Salvatore Faia

Name:	Salvatore Faia

Title:	President

Date:	7/1/2010

BNY MELLON DISTRIBUTORS INC.

By:	/s/ Tom Deck

Name:	Tom Deck

Title:	President

Date:	7/7/2010

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